Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into this 24th day of February, 2020 by and among HUALE ACOUSTICS LIMITED (“HAL” and Seller), an exempted company formed under the laws of the Cayman Islands, HUALE GROUP CO., LTD., (“HGL”), a Seychelles company limited by shares, and HGL’s shareholders, YUSHENG HUANG, JUNZHU CO., LIMITED and HAPPYLAND CO., LIMITED (the “HGL Shareholders”). HGL and the HGL Shareholders shall be sometimes collectively referred to as the “Company” and “Buyers”).

WHEREAS, the HGL Shareholders are the owners of record of 100% of the issued and outstanding shares of HGL; and

WHEREAS, the HGL Shareholders desire to acquire from HAL an aggregate of 32,625,000, or approximately 90%, of HAL’s ordinary shares, par value $0.0001 per share (the “HAL Shares”), in exchange for 100% of the outstanding shares of HGL (the “Exchange Shares”); and

WHEREAS, the offer and sale of the HAL Shares by HAL is intended to be exempt from the registration provisions of Section 5 under the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to the provisions of Regulation S (“Regulation S”) which was adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
Share exchange

Section 1.01 Share Exchange. Subject to the terms and conditions of this Agreement, at the Closing, the HGL Shareholders shall transfer to HAL all of the shares that they hold in HGL (which constitutes 100% of the equity ownership of HGL) and, in consideration therefor, HAL shall issue an aggregate of 32,625,000 newly issued, fully paid and non-assessable ordinary shares of HAL, par value $0.0001, to the HGL Shareholders as follows:

Yusheng Huang	–	1,957,500 HAL Shares
Junzhu Co., Limited	–	14,028,750 HAL Shares
Happyland Co., Limited	–	16,638,750 HAL Shares

ARTICLE II
CLOSING

Section 2.01 Date and Place of Closing. The closing (the “Closing”) of the transactions contemplated hereby shall, subject to the satisfaction or waiver of the applicable conditions set forth herein, take place in Shenzhen, China, at the offices of HAL, or other place as the parties may mutually agree, at 10:00 a.m. (Shenzhen, China Time) on or before March 16, 2020 (“Closing Date”); provided that the Parties may mutually agree in writing to a later date.

Section 2.02 Deliveries at Closing.

(a) At the Closing, HAL shall deliver to each HGL Shareholder a certificate evidencing the number of newly issued HAL Shares set forth in Section 1.01, above.

(b) At or prior to the Closing, each HGL Shareholder shall deliver to HAL all of the shares that they own in HGL duly endorsed for transfer to HAL together with a bought note, instrument of transfer and such other documentation or instruments as shall be necessary to transfer the Exchange Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HAL

HAL hereby represents, warrants and agrees as of the date of this Agreement and the Closing Date as follows:

Section 3.01 Corporate Organization

a. HAL is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate power and authority to own its properties and assets and to conduct its business and is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of HAL.

b. Copies of the Memorandum and Articles of Association of HAL, with all amendments thereto to the date hereof, have been furnished to HGL and each of the HGL Shareholders, and such copies are accurate and complete as of the date hereof. The minute books of HAL are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of HAL from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of HAL.

Section 3.02 Capitalization of HAL. The authorized capital stock of HAL consists of 500,000,000 ordinary shares, par value $0.0001 per share. As of the date hereof, HAL has 3,625,000 ordinary shares issued and outstanding. All of the issued shares of capital stock of HAL have been duly authorized, and are validly issued, fully paid and non-assessable.

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The parties agree that they have been informed of the issuances of these HAL Shares, and that all such issuances of HAL Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the HAL Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, they will have been issued in accordance with the registration requirements of applicable securities laws or an exemption therefrom. As of the date of this Agreement there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of HAL.

Section 3.03 Subsidiaries and Equity Investments. HAL has no subsidiaries or equity interest in any corporation, partnership or joint venture except as provided in this Agreement.

Section 3.04 Authorization and Validity of Agreements. HAL has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by HGL and the performance of its obligations herein, this Agreement will constitute a legal, valid and binding obligation of HAL. The execution and delivery of this Agreement by HAL and the consummation by HAL of the transactions contemplated hereby have been duly authorized by all necessary corporate action of HAL, and no other corporate proceedings on the part of HAL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.05 No Conflict or Violation. The execution, delivery and performance of this Agreement by HAL do not and will not violate or conflict with any provision of its Memorandum and Articles of Association, and do not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which HAL is a party or by which it is bound or to which any of its properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of HAL, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises or permits to which HAL is bound.

Section 3.06 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation is required in connection with the execution and delivery of this Agreement by HAL or the performance by HAL of its obligations hereunder.

Section 3.07 Absence of Certain Changes or Events.

a.  As of the date of this Agreement, HAL does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of HAL.

b. Since its inception, there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of HAL.

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c. Since its inception, there has not been an increase in the compensation payable or to become payable to any director or officer of HAL.

Section 3.08 Disclosure. This Agreement does not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.09 Litigation. There is no action, suit, proceeding or investigation pending or threatened against HAL that may affect the validity of this Agreement or the right of HAL to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 3.10 Securities Laws.

a.  HAL has complied in all material respects with applicable Cayman Islands securities laws, rules and regulations, as such laws, rules and regulations apply to HAL and its securities.

b.  All shares of capital stock of HAL have been issued in accordance with applicable Cayman Islands securities laws, rules and regulations. There are no stop orders in effect with respect to any of HAL’s securities.

Section 3.11 Tax Returns, Payments and Elections. HAL has timely filed all tax returns, statements, reports, declarations and other forms and documents and has, to date, paid all taxes due.

Section 3.12 ’34 Act Reports. None of HAL’s filings with the SEC, contains any untrue statement of a material face or omits to state a material fact necessary to make the statements therein not misleading, in light of the circumstances in which they were made.

Section 3.13 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by HAL at the Closing as if made at such time.

Section 3.14  Legend. Each certificate representing the HAL Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable United States federal or state securities laws:

“THESE SECURITIES ARE BEING OFFERED TO SHAREHOLDERS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HGL AND EACH HGL SHAREHOLDER

HGL and the HGL Shareholders, severally, represent, warrant and agree as follows as of the date of this Agreement and the Closing Date:

Section 4.01 Corporate Organization.

a. HGL is a corporation incorporated in the republic of Seychelles. It is duly organized, validly existing and in good standing in the Seychelles and has all requisite corporate power and authority to own its properties and assets and to conduct its business and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by HGL or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of HGL.

b. Copies of the Articles of Association and the Memorandum of Association of HGL, with all amendments thereto to the date hereof, have been furnished to HAL, and such copies are accurate and complete as of the date hereof. The minute books of HGL are current as required by law, contain the minutes of all meetings of the Boards of Directors and shareholders of HGL and adequately reflect all material actions taken by HGL’s Board of Directors and HGL’s shareholders.

Section 4.02 Title to Exchange Shares, and Chain of Ownership.

a. As of the date hereof and on the Closing Date, each HGL Shareholder represents and warrants that he/she/it has and will have good and marketable title to his/her/its Exchange Shares and that he/she/it is transferring his/her/its Exchange Shares to HAL free and clear of any liens, claims or encumbrances. Further, each HGL Shareholder has and will have the right to transfer his/her/its Exchange Shares without consent of any other person or entity.

b. HGL wholly owns Huale Holding Co., Limited, a Seychelles company limited by shares (“HHC”); HHC wholly owns Huale (HK) Investment Co., Limited, a Hong Kong private company limited by shares (“HHK”); HHK wholly owns Oianhailewenhua Consulting Management (Shenzhen) Co., Limited, organized in the People’s Republic of China (“OCM”); and OCM wholly owns Shenzhen Yeller Audio and Video Technology Co., Limited, which is organized in the People’s Republic of China (“Shenzhen Yeller”). Each of the above listed companies is duly organized, validly existing and in good standing under the laws of their jurisdictions of incorporation and each has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of any of the companies.

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Section 4.03 Authorization and Validity of Agreements. HGL has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HGL and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of HGL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The HGL Shareholders have approved this Agreement on behalf of HGL and no other stockholder approvals are required to consummate the transactions contemplated hereby. The HGL Shareholders are competent and duly authorized to execute this Agreement and have the power to execute and perform this Agreement. No other proceedings on the part of HGL or any HGL Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.04 No Conflict or Violation. The execution, delivery and performance of this Agreement by HGL or any HGL Shareholder does not and will not violate or conflict with any provision of the constituent documents of HGL, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which HGL or any HGL Shareholder is a party or by which any of them is bound or to which any of their respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of HGL or any HGL Shareholder, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises or permits to which HGL or any HGL Shareholder is bound.

Section 4.05 Investment Representations.

a.  The HAL Shares will be acquired hereunder solely for the account of the HGL Shareholders, for investment, and not with a view to the resale or distribution thereof. Each HGL Shareholder represents that he/she/it has no present arrangement to sell HAL Shares to or through any person or entity. Each HGL Shareholder understands that the HAL Shares must be held indefinitely unless such HAL Shares are resold in accordance with the provisions of Regulation S, are subsequently registered under the Securities Act or an exemption from registration is available. Each HGL Shareholder understands and is able to bear any economic risks associated with such investment in the HAL Shares. Each HGL Shareholder has had full access to all the information he/she/it considers necessary or appropriate to make an informed investment decision with respect to the HAL Shares to be acquired under this Agreement. Each HGL Shareholder further has had an opportunity to ask questions and receive answers from HAL’s directors regarding HAL and to obtain additional information (to the extent HAL’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such shareholder or to which such shareholder had access. Each HGL Shareholder is at the time of the offer and execution of this Agreement, domiciled outside the United States (a “Non-U.S. Shareholder”) and/or is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act). Each HGL Shareholder understands that HAL is under no obligation to register the HAL Shares under the Securities Act, or to assist such HGL Shareholder in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction.

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b.  No Non-U.S. Shareholder, nor any affiliate of any Non-U.S. Shareholder, nor any person acting on behalf of any Non-U.S. Shareholder or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the HAL Shares, including, but not limited to, effecting any sale or short sale of securities through any Non-U.S. Shareholder or any affiliate of any Non-U.S. Shareholder prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Non-U.S. Shareholders, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the HAL Shares are being acquired for investment purposes by the Non-U.S. Shareholder. The Non-U.S. Shareholders agree that all offers and sales of HAL Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither any Non-U.S. Shareholder nor the representatives of any Non-U.S. Shareholder have conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and no Non-U.S. Shareholder nor any representative of any Non-U.S. Shareholder will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 4.06 Not a Broker-Dealer. Each of the HGL Shareholders represents that he/she/it is not a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or Affiliated (as defined below) with any member of FINRA, nor a broker-dealer registered with the SEC under the Exchange Act of 1934 (“Exchange Act”) or engaged in a business that would require it to be so registered, nor is he/she/it an Affiliate of a broker-dealer or any Person engaged in a business that would require him/her/it to be registered as a broker-dealer. In the event any HGL Shareholder is a member of FINRA, or associated or Affiliated with a member of FINRA, such HGL Shareholder agrees, if requested by FINRA, to sign a lock-up, the form of which shall be satisfactory to FINRA with respect to the HAL Shares. “Affiliate” means, with respect to any specified Person: (i) if such Person is an individual, the spouse of that Person and, if deceased or disabled, his heirs, executors or legal representatives, if applicable, or any trusts for the benefit of such individual or such individual’s spouse and/or lineal descendants, or (ii) otherwise, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified. As used in this definition, “control” shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or other written instrument. “Person” shall mean an individual, entity, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust or unincorporated organization.

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Section 4.07 Brokers’ Fees. Each HGL Shareholder represents that he/she/it has no liability to pay any fees or commissions or other consideration to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 4.08 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of HGL or an HGL Shareholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 4.9 Not an Underwriter. Each of the HGL Shareholders represents that he/she/it is not an underwriter of HAL Shares, nor is he/she/it an affiliate of an underwriter of HAL Shares.

Section 4.10 No Advice from HAL. Each HGL Shareholder acknowledges that he/she/it has received, and fully and carefully reviewed and understands, copies of HAL’s filings with the SEC periodically (the “SEC Filings”), either in hard copy or electronically through the SEC’s EDGAR system at http://www.sec.gov. Each HGL Shareholder also acknowledges that he/she/it has had the opportunity to review this Agreement, the exhibits hereto and the transactions contemplated by this Agreement with his/her/its own legal counsel and investment and tax advisors. Except for any statements or representations of HAL made in this Agreement, each HGL Shareholder is relying solely on such counsel and advisors and not on any statements or representations of HAL or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction. Each HGL Shareholder has consulted, to the extent deemed appropriate by him/her/it, with his/her/its own advisers as to the financial, tax, legal and related matters concerning an investment in the HAL Shares and on that basis believes that his/her/its investment in the HAL Shares is suitable and appropriate for him/her/it.

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Section 4.11 Regulation S Exemption. Each HGL Shareholder understands that the HAL Shares are being offered and sold to him/her/it in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act, as amended, and that HAL is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each HGL Shareholder set forth herein in order to determine the applicability of such exemptions and the suitability of each HGL Shareholder to acquire HAL Shares. In this regard, each HGL Shareholder represents, warrants and agrees that:

(i) He/she/it is not a U.S. Person or an affiliate (as defined in Rule 501(b) under the Securities Act) of HAL and he/she/it is not acquiring HAL Shares for the account or benefit of a U.S. Person. A “U.S. Person” means any one of the following:

(A)  any natural person resident in the United States of America;

(B)  any partnership, limited liability company, corporation or other entity organized or incorporated under the laws of the United States of America;

(C) any estate of which any executor or administrator is a U.S. Person;

(D) any trust of which any trustee is a U.S. Person;

(E) any agency or branch of a foreign entity located in the United States of America;

(F) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

(G) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and

(H) any partnership, company, corporation or other entity if:

(1) organized or incorporated under the laws of any foreign jurisdiction; and

(2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(ii) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each HGL Shareholder was outside of the United States.

(iii) He/she/it will not, during the period commencing on the date of issuance of the HAL Shares and ending on the six-month anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the “Restricted Period”), offer, sell, pledge or otherwise transfer HAL Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person or otherwise in a manner that is not in compliance with Regulation S.

(iv) Each HGL Shareholder will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer HAL Shares only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws.

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(v) He/she/it was not in the United States engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to HAL Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

(vi) Neither the HGL Shareholder, nor any person acting on his/her/its behalf, has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to HAL Shares, and the HGL Shareholder, and any person acting on his/her/its behalf, have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.

(vii) The transactions contemplated by this Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

(viii) Neither the HGL Shareholder nor any person acting on his/her/its behalf, has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the HAL Shares. Each HGL Shareholder agrees not to cause any advertisement of HAL Shares to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to HAL Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

Section 4.12 No Advertisements. The HGL Shareholder is not purchasing HAL Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or via the Internet, or presented at any seminar or meeting, and he/she/it is not aware of any public advertisement or general solicitation in respect of HAL or its securities.

Section 4.13 Legend. Each HGL Shareholder acknowledges and agrees that the HAL Shares shall bear a restrictive legend (the “Legend”), as set forth above in Section 3.14, prohibiting the offer, sale, pledge or transfer of the securities, except (i) pursuant to an effective registration statement filed under the Securities Act, (ii) in accordance with the applicable provisions of Regulation S, promulgated under the Securities Act, (iii) pursuant to an exemption from registration provided by Rule 144 under the Securities Act (if available), and (iv) pursuant to any other exemption from the registration requirements of the Securities Act or for estate planning purposes (subject to any escrow restrictions).

Section 4.14 Economic Considerations. The HGL Shareholder is not relying on HAL or its affiliates or agents with respect to economic considerations involved in this investment. Each HGL Shareholder has relied solely on his/her/its own advisors.

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Section 4.15 Compliance with Laws. Any resale of HAL Shares during the “distribution compliance period” as defined in Rule 902(f) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S. Further, any such sale of HAL Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction. The HGL Shareholders will not offer to sell or sell HAL Shares in any jurisdiction unless they obtain all required consents, if any. Each HGL Shareholder acknowledges that he/she/it is familiar with Rule 144 (“Rule 144”) under the Securities Act and has been advised that Rule 144 permits resales only under certain circumstances. Each HGL Shareholder understands that to the extent that Rule 144 is not available, he/she/it will be unable to sell any HAL Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

Section 4.16 Receipt of Information. Each HGL Shareholder has received all documents, records, books and other information pertaining to his/her/its investment in HAL that has been requested by him/her/it.

Section 4.17 Information Available. Each HGL Shareholder acknowledges he/she/it has availed himself/herself/itself of full access to HAL’s public reports filed with the SEC, which reports can be retrieved from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Section 4.18 No Reliance. Other than as set forth herein, the HGL Shareholder is not relying upon any other information, representation or warranty by HAL or any officer, director, stockholder, agent or representative of HAL in determining to invest in HAL Shares. Each HGL Shareholder has consulted, to the extent deemed appropriate by him/her/it, with his/her/its own advisers as to the financial, tax, legal and related matters concerning an investment in HAL Shares and on that basis believes that the investment in HAL Shares is suitable and appropriate for him/her/it.

Section 4.19 No Governmental Review. Each HGL Shareholder is aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of HAL Shares or HAL, or (iii) guaranteed or insured any investment in HAL Shares or any investment made by HAL.

Section 4.20 Potential Loss of Investment. Each HGL Shareholder understands that an investment in HAL Shares is a speculative investment which involves a high degree of risk and the potential loss of his/her/its entire investment. Each HGL Shareholder has considered carefully and understands the risks associated with an investment in HAL Shares as set forth in HAL’s SEC Filings.

Section 4.21 Financial Statements.

(a) On or before the Closing Date, HAL shall have been furnished with: (i) the audited consolidated balance sheets of HGL as of December 31, 2018 and December 31, 2017 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2018 and December 31, 2017 together with the notes to such statements and the opinion of Pan-China Singapore PAC, independent certified public accountants (“Pan China”), and (ii) the unaudited consolidated balance sheet and related unaudited statement of operations, stockholders’ equity and cash flows for the nine month period ended September 30, 2019 (together, the “HGL Financial Statements”), and (ii) the audited balance sheets of Shenzhen Yeller Audio and Video Technology Co., Limited as of December 31, 2018 and December 31, 2017 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2018 and December 31, 2017 together with the notes to such statements and the opinion of Pan China (the “Shenzhen Yeller Financial Statements”).

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(b) Each set of Financial Statements (including, in each case, any related notes thereto) was prepared in accordance with US GAAP (“GAAP”), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the financial position of HGL and Shenzhen Yeller at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect.

(c) As of the date of all balance sheets included in each set of financial statements, except as and to the extent reflected or reserved against therein, HGL had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and present fairly in all material respects the value of the assets of HGL, in accordance with GAAP. All statements of operations, stockholders’ equity and cash flows included in the HGL financial statements reflect fairly in all material respects the information required to be set forth therein by GAAP.

Section 4.22 Survival. Each of the representations and warranties set forth in this Article IV shall be deemed represented and made by HGL and each HGL Shareholder at the Closing as if made at such time.

ARTICLE V
COVENANTS

Section 5.01 Certain Changes and Conduct of Business.

a. From and after the date of this Agreement and until the Closing Date, HAL and HGL shall conduct their businesses solely in the ordinary course consistent with past practices and in a manner consistent with all representations, warranties or covenants contained herein, and without the prior written consent of the other party, neither HAL nor HGL will, except as required or permitted pursuant to the terms hereof:

i.	make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

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ii.	make any change in its Articles of Association or Memorandum of Association, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

iii.	A.	incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

	B.	issue any securities convertible or exchangeable for debt or equity securities;

iv.	make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.	subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a material adverse effect on its business;

vi.	acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.	enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.	make or commit to make any material capital expenditures;

ix.	pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.	guarantee any indebtedness for borrowed money or any other obligation of any other person;

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xi.	fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.	take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material respects;

xiii.	make any material loan, advance or capital contribution to or investment in any person;

xiv.	make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.	settle, release or forgive any claim or litigation or waive any right; or

xvi.	commit itself to do any of the foregoing.

Section 5.02 Access to Properties and Records. HGL shall afford to HAL’s accountants, counsel and authorized representatives, and HAL shall afford to HGL’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such party’s properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party’s business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 5.02 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 5.03 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director’s fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with or provide any information to, any person, firm or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 5.04 Consents and Approvals. The parties shall:

i.	use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

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ii.	diligently assist and cooperate with each other party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 5.05 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 5.06 Stock Issuance. From and after the date of this Agreement until the Closing Date, neither HAL nor HGL shall issue any additional shares of its capital stock.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF HAL

The obligations of HAL to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by HAL in its sole discretion:

Section 6.01 Representations and Warranties of HGL and the HGL Shareholders. All representations and warranties made by HGL and the HGL Shareholders in this Agreement shall be true and correct on and as of the Closing Date as if again made by them as of such date.

Section 6.02 Agreements and Covenants. HGL and the HGL Shareholders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.03 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 6.04 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of HGL shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

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Section 6.05 Due Diligence Review. HAL shall have completed its due diligence review of HGL and shall be reasonably satisfied with the results of such review.

Section 6.06 Completion of Audits. Audits of HGL and the WFOE for the periods required for the filing of the Form 6-K shall have been completed.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF HGL

AND THE HGL SHAREHOLDERS

The obligations of HGL and the HGL Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by HGL in its sole discretion:

Section 7.01 Representations and Warranties of HAL. All representations and warranties made by HAL in this Agreement shall be true and correct on and as of the Closing Date as if again made by HAL as of such date.

Section 7.02 Agreements and Covenants. HAL shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 7.03 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 7.04 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of HAL shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 7.05 Resignation of Sole Officer and Director. The sole officer and director of HAL shall have submitted his resignation as an officer and as a director of HAL, effective immediately after the Closing. It is understood that the vacancy on the Board of Directors created by said resignation shall be filled by the person or persons nominated by the HGL Shareholders.

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ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.01 Methods of Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of HAL, HGL and each of the HGL Shareholders.

b. By the HGL Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of HAL set forth in this Agreement;

c. By HAL upon a material breach of any representation, warranty, covenant or agreement on the part of HGL or any of the HGL Shareholders set forth in this Agreement;

d. By any of HGL, all of the HGL Shareholders or HAL, if the Closing shall not have been consummated before sixty (60) days after the date hereof.

e. By any of HGL, all of the HGL Shareholders or HAL if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.02 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by any party pursuant to Section 8.01, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Governing Law. This Agreement shall be governed by and construed in all respects by the internal laws of the Cayman Islands (except for the proper application of the United States federal securities laws), without giving effect to any choice of law or conflict of law provision or rule (whether of the Seychelles, the Hong Kong Special Administrative Region, the Peoples Republic of China or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Cayman Islands.

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Section 9.02 Notices, Etc. Unless otherwise specified within a provision of this Agreement all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email or facsimile (provided confirmation of transmission is electronically or mechanically generated and kept on file by the sending party); (iii) ten business days after deposit with the Post Office in the Cayman Islands, the Seychelles, Hong Kong or the PRC, as applicable, when sent by registered or certified mail; or (iv) one business day after deposit with a recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses, email addresses and facsimile numbers for such communications shall be:

If to HAL:

Huale Acoustics Limited

Floor 13, Building B1, Wisdom Square

Qiaoxiang Road

Nanshan District

Shenzhen, Guangdong Province, China 518000

Attention: Mr. Zhicheng Huang

Email: huangzc_derek@hotmail.com

With a copy to:

Schlueter & Associates, P.C.

5290 DTC Parkway, Suite 150

Greenwood Village, Colorado 80111

Attention: Henry F. Schlueter, Esq.

Email: hfs@schlueterintl.com

Facsimile: +1-303-648-5663

If to HGL:

Huale Group Co., Limited

Floor 13, Building B1, Wisdom Square

Qiaoxiang Road

Nanshan District

Shenzhen, Guangdong Province, China 518000

Attention: Mr. Yusheng Huang

Email: hyasys_huang@163.com

If to Mr. Yusheng Huang

Mr. Yusheng Huang

Floor 13, Building B1, Wisdom Square

Qiaoxiang Road

Nanshan District

Shenzhen, Guangdong Province, China 518000

Email: hyasys_huang@163.com___

If to Happyland Co., Limited

Happyland Co., Limited

Floor 13, Building B1, Wisdom Square

Qiaoxiang Road

Nanshan District

Shenzhen, Guangdong Province, China 518000

Attention: Mr.Donghui Deng

Email: hyasdh_deng@163.com

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If to Junzhu Co., Limited

Junzhu Co., Limited

Floor 13, Building B1, Wisdom Square

Qiaoxiang Road

Nanshan District

Shenzhen, Guangdong Province, China 518000

Attention: Mr. Zhenlei Liang

Email: hyaszl_liang@163.com

Section 9.03 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.04 Expenses. Each party shall be responsible for their own costs and expenses.

Section 9.05 Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.06 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.07 Severability. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties’ respective rights and obligations hereunder.

Section 9.08 Telecopy Execution and Delivery. A facsimile, telecopy, email or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile transmission, by e-mail delivery of a “.pdf” format data file or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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Section 9.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof. All proposals, negotiations and representations (if any) made prior, and with reference to the subject matter of this Agreement, are merged herein. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against any party. Neither HAL nor HGL nor any HGL Shareholder shall be bound by any oral agreement or representation, irrespective of when made.

Section 9.10 Survival of Representations, Warranties and Covenants. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of HGL or any HGL Shareholder or acceptance of HAL Shares and payment therefor and shall survive until such time as HAL Shares have been sold or redeemed in full in cash. All covenants and indemnities made herein shall survive in perpetuity, unless otherwise provided in this Agreement.

Section 9.11 Remedies Cumulative. No failure or delay on the part of HAL, HGL or any HGL Shareholder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to HAL, HGL or any HGL Shareholder at law, in equity or otherwise.

Section 9.12 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 9.13 Disputes. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted, as modified by the HKIAC Procedures for Administration of International Arbitration. The HKIAC shall administer any arbitration, which shall also be the appointing authority. The place of arbitration shall be in Hong Kong at the HKIAC, and the law of this arbitration clause shall be the law of Hong Kong. All matters relating to the Agreement shall be determined under Cayman law as provided above in Section 9.01. The number of arbitrators shall be one, and the arbitration proceedings shall be conducted in the English language. The parties to this Agreement expressly agree that the arbitrator shall award costs and attorneys’ fees in connection with any such arbitration proceeding in accordance with the provisions of the UNCITRAL Arbitration Rules or as the arbitrator shall determine in his or her sole and absolute discretion.

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Section 9.14 Disclosure and Waiver of Conflicts. The parties acknowledge and agree that: (i) representatives of Schlueter & Associates, P.C., the attorneys that prepared this Agreement (the “Attorney”), have acted as legal counsel to HAL and to other entities that are either now or have been in the past affiliated with HAL and its shareholders, officers and directors, (ii) HGL and the HGL Shareholders acknowledge that they have been advised by the Attorney that HGL and each HGL Shareholder should have their own legal counsel to advise them with respect to this Agreement and the transactions that are contemplated by this Agreement, (iii) HGL and each HGL Shareholder has decided even after being advised by the Attorney that they should each have their own separate legal counsel to not seek their own separate legal counsel, and (iv) HGL and each HGL Shareholder understands that the Attorney is not representing HGL and the HGL Shareholders. Notwithstanding the foregoing, HAL desires the Attorney to represent it, and the officers and directors of HAL do hereby forever waive any claim that the Attorney’s representation of HAL or affiliates of HAL in the past or at present constitutes a conflict of interest in the preparation of this Agreement and legal representation of HAL in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, HGL and each HGL Shareholder hereby forever waives any claim that they may now or may ever have against Attorney that Attorney violated ethical considerations relating to “conflict of interest” in connection with Attorney’s representation of HAL in the preparation of this Agreement and legal representation of HAL in connection with the transactions contemplated by this Agreement.

Section 9.15 Public Announcements. HAL shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby. HAL shall also file with the SEC a Form 6-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date. Prior to the Closing Date, HAL, HGL and the HGL Shareholders shall consult with each other in issuing the Form 6-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

HUALE ACOUSTICS LIMITED

By:	/s/ HUANG Zhicheng
Name:	HUANG Zhicheng
Title:	President

HUALE GROUP CO., LIMITED

By:	/s/ HUANG Yusheng
Name:	HUANG Yusheng
Title:	Managing Director

HUANG YUSHENG

/s/ HUANG Yusheng
HUANG Yusheng

JUNZHU CO., LIMITED

By:	/s/ LIANG Zhenlei
Name :	LIANG Zhenlei
Title:	Managing Director

HAPPYLAND CO., LIMITED

By:	/s/ DENG Donghui
Name:	DENG Donghui
Title:	Managing Director

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